Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-64300) of L-3 Communications Holdings Inc. of our report dated April 7, 2005 relating to the financial statements of the L-3 Communications Corporation Employee Stock Purchase Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
April 7, 2005